Exhibit 99.1

Howard Bancorp, Inc. Announces Public Offering of Common Stock

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 24, 2017--Howard Bancorp, Inc. (Nasdaq:HBMD) (the “Company”), the parent company of Howard Bank, today announced that it has commenced an underwritten public offering of approximately $30 million of its common stock. The underwriters will have a 30-day option to purchase an additional 15 percent of the offered amount of common stock from the Company to cover over-allotments, if any. Raymond James & Associates, Inc. will serve as bookrunning manager and Stephens Inc. will serve as lead manager.

The shares will be issued pursuant to a prospectus supplement filed as a part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.

The Company intends to use the net proceeds from the offering for general corporate purposes, including contributing to the capital of Howard Bank to support its lending and investing activities, repayment of debt and to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the parent company of Howard Bank, is a Maryland-chartered trust company operating as a commercial bank. Headquartered in Ellicott City, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the Greater Baltimore Metropolitan Area. It had consolidated assets of approximately 1.0 billion at December 31, 2016. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its Web site at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer
410-750-0020